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                                                                   EXHIBIT 99(b)




                                  PROMISSORY NOTE


$10,000,000.00                                               _____________, 2000
                                                              New York, New York



                  FOR VALUE RECEIVED, OAK INVESTORS, LLC, a Delaware limited liability company ("Borrower"), hereby promises to pay to CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, a Delaware limited liability company having an address at 11 Madison Avenue, New York, New York 10010 and its successors and assigns ("Lender"), by wire transfer to Bankers Trust NYC, ABA No. 021-001-033, for the account of Credit Suisse First Boston Mortgage Capital LLC, Account No. 01-001-355, Reference No.___________________/Michael J. Arman, or to order or in such other manner, to such other account or at such other place as Lender may from time to time designate to Borrower in writing, the principal sum of Ten Million and 00/100 Dollars ($10,000,000.00) or such lesser amount as may have been advanced hereunder (the "Principal Sum"), in lawful money of the United States of America, together with interest on said Principal Sum, or so much thereof as shall be outstanding hereunder from time to time, to be computed from the date hereof at the rates and in the amounts hereinafter set forth. The Principal Sum shall be reduced by any payments in reduction of principal made by Borrower from time to time.

                  Borrower hereby covenants with Lender as follows:

                  SECTION 1. As used in this Note the following terms shall have the meanings provided for below:

                                    "Business Day" shall mean each Monday,
Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

                                    "Event of Default" shall have the meaning
ascribed thereto in Section 17.

                                    "Gross Revenues" shall mean for any
calendar month, the gross amount of all revenues actually received by Borrower during such calendar month for or with respect to its operations and assets, including, without limitation, amounts released from Permitted Reserves and which are not applied toward satisfying the cost or contingency for which the same had been reserved. Gross Revenues shall exclude the capital contributions and loans made by the members of Borrower pursuant to the LLC Agreement.


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                                    "LLC Agreement" shall mean that certain
Operating Agreement of Borrower, by and between PTG Holdings, Inc., a Delaware corporation, and Arlen Capital, LLC, a California limited liability company.

                                    "Loan Documents" shall have the meaning
ascribed thereto in Section 5 below.

                                    "Loan Rate" shall mean ten percent (10%)
per annum, but in no event in excess of the maximum permissible interest rate then in effect in the State of New York.

                                    "Maturity Date" shall have the meaning
ascribed thereto in Section 3 below.

                                    "Net Revenues" shall mean for any calendar
month, the amount by which (i) the sum of (x) Gross Revenues and (y) cash on hand, exceeds (ii) Operating Expenses for, or on account of, such calendar month.

                                    "Operating Expenses" shall mean for any
calendar month, all of the reasonable direct costs and expenses of Borrower's operations (including, without limitation, due diligence expenses and organizational expenses of Borrower); provided, however, that such amounts shall not exceed the amounts set forth in a budget approved by Lender, without the prior written consent of Lender. Operating Expenses shall exclude all payments of interest, additional interest, principal and other sums due under this Note.

                                    "Permitted Reserves" shall mean all
reserves approved by Lender which, if paid currently, would constitute Operating Expenses.

                                    "Sale Date" shall mean the date the
entirety of the Units are sold by Borrower.

                                    "Subordinate Note" shall mean those certain
Promissory Notes dated June 8, 1998 and November 16, 1998, as amended, made by Borrower to the order of Lender in the original principal amount of $500,000.00 and $8,000,000 respectively.

                                    "Units" shall mean the partnership
interests or other economic interests of the Target (as defined in the LLC Agreement) which have been acquired by Borrower from time to time.

                  SECTION 2. INTEREST RATE. Borrower shall pay to Lender, monthly in arrears, base interest on the unpaid balance of the Principal Sum calculated on the basis of a year of 360 days for the actual number of days elapsed (i) from the date hereof through and until the Maturity Date, at the Loan Rate, and (ii) from and after the Maturity Date and until the Principal Sum and all other sums then due and payable under this Note have been paid in full, at a rate equal to the lesser of (x) six hundred (600) basis points per annum above the Loan Rate and (y) the maximum lawful non-usurious contract rate of interest allowed by applicable law (the "Default Rate").


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                  SECTION 3.        MATURITY DATE. The entire unpaid balance of
the Principal Sum, together with all interest accrued and unpaid thereon (including the aggregate Monthly Shortfall, and interest thereon), and all other sums then due and payable to Lender under this Note and under the Loan Documents (as hereinafter defined) shall be due and payable in full on April
30, 2001; PROVIDED, HOWEVER, that mandatory prepayment of all or a portion of this Note may be required under certain circumstances as provided herein; and PROVIDED, FURTHER, that upon the occurrence of an Event of Default (as hereinafter defined), at the option of Lender, the entire unpaid balance of the Principal Sum, together with all interest accrued and unpaid thereon (including the aggregate Monthly Shortfall, and interest thereon) and all other sums then due and payable hereunder or under the Loan Documents, shall become immediately due and payable (April 30, 2001, or such earlier date to which the maturity of this Note is accelerated following the occurrence of an Event of Default or otherwise, shall be referred to as the "Maturity Date").

                  SECTION 4. INTEREST AND PRINCIPAL PAYMENTS; FUNDING LOSSES; CHANGES IN LAW. The Principal Sum and interest thereon shall be paid by Borrower to Lender in accordance with the further provisions of this Section 4.

                           4.1      (a)  On the eleventh day of the month
immediately following the date of this Note, and on the eleventh day of each of the succeeding months thereafter to and including the Maturity Date (each, a "Payment Date"), Borrower shall pay to Lender interest on the Principal Sum at the rate set forth in Section 2 hereof. Borrower covenants and agrees that it shall use and apply an amount equal to the Net Revenues to pay interest at the interest rate due in accordance with the terms hereof, PROVIDED, HOWEVER, that if and to the extent that, in any calendar month, the Net Revenues are insufficient to pay in full the installment of interest then due under this Note (the "Monthly Debt Service") in accordance with the terms of the first sentence of this Section 4.1 (the amount of such deficiency being hereinafter referred to as the "Monthly Shortfall"), then Borrower's failure to pay the Monthly Shortfall on the due date therefor shall not constitute an Event of Default hereunder or under the Loan Documents; PROVIDED, FURTHER, that Borrower shall in no event be relieved of its obligation to pay (i) so much of the scheduled installment of interest at the interest rate then payable hereunder which is equal to the available Net Revenues, and (ii) the Monthly Shortfall, it being understood and agreed that such Monthly Shortfall shall be aggregated with the Monthly Shortfall, if any, for all prior months and such sum shall itself, together with the Monthly Shortfall for all such prior months, bear interest at the interest rate then payable hereunder, compounded monthly. In the event that Net Revenues for a particular month exceed interest at the interest rate then due hereunder for such month on the sum of (x) the Principal Sum plus (y) the aggregate Monthly Shortfall (the amount of such excess, the "Monthly Excess") and there exists a Monthly Shortfall for any prior month(s), Borrower shall pay to Lender the amount of such Monthly Excess in reduction of the aggregate Monthly Shortfall remaining unpaid, together with accrued and unpaid interest thereon at the interest rate then due hereunder, compounded monthly. On the Maturity Date, or any earlier date of acceleration pursuant to this Note or any of the Loan Documents, Borrower shall pay the aggregate unpaid Monthly Shortfall and interest thereon, together with all then unpaid principal and other sums due under this Note.

                                    (b)  In addition to the monthly payments
required to be made by Borrower to Lender under the provisions of Section 4.1(a) above, commencing on the eleventh day of the month immediately following the date of this Note, and on the eleventh day


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of each of the succeeding months thereafter, to and including the Maturity
Date, Borrower shall pay to Lender, on account of and in reduction of the Principal Sum and all other sums then due and payable to Lender under this Note and under the Loan Documents, until paid, all Net Revenues for the immediately preceding calendar month remaining after payment in full of all sums required to be paid under Section 4.1(a) above and under Section 4.1(a) of the Subordinate Note. Each such monthly payment shall be accompanied by a certificate showing Borrower's calculation of Net Revenues, as aforesaid, with appropriate back-up documentation.

                           4.2      For purposes of making payments hereunder,
but not for purposes of calculating interest accrual periods, if the eleventh
(11th) day of a given month is not a Business Day, the amounts due on the Payment Date for such month shall be due on the next succeeding Business Day. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

                           4.3      On the Maturity Date, Borrower shall pay to
Lender the entire unpaid balance of the Principal Sum, together with all accrued and unpaid interest thereon (including, without limitation, the aggregate Monthly Shortfall, and interest thereon).

                  SECTION 5. SECURITY. This Note is secured by, INTER ALIA, (i) a certain Security and Pledge Agreement of even date herewith by and between Borrower, as Pledgor, and Lender, as Pledgee (the "Security Agreement"), (ii) a certain Pledge and Security Agreements dated June 18, 1998 by and between PTG Holdings, Inc. ("PTG") and Arlen Capital, LLC ("Arlen"), as Pledgors, and Lender, as Pledgee, as amended by First Amendment to Pledge Agreement dated November 16, 1998 by and among said parties (as so amended, the "Pledge"), (iii) a certain Pledge and Security Agreement dated November 16, 1998 by and among said parties, and (iv) one or more UCC-1 financing statements naming Lender as the secured party thereunder (the Security Agreement, the Pledge and all other loan agreements, documents and instruments executed and delivered by Borrower, PTG or Arlen in connection with this Note, if any, as the same may be modified, amended, supplemented, restated or replaced, collectively, the "Loan Documents").

                  SECTION 6.        OPTIONAL ACCELERATION BY LENDER.
Notwithstanding any provision in this Note to the contrary, the entire unpaid balance of the Principal Sum, together with all interest accrued and unpaid thereon and all other sums, if any, then due and payable by Borrower to Lender hereunder or under the Loan Documents, shall become due and payable, at Lender's election (i) upon the Sale of the Units, or any portion thereof, without the prior written consent of Lender, (ii) upon the dissolution of Borrower, and/or (iii) upon the occurrence of any other Event of Default.

                  SECTION 7. PREPAYMENT BY BORROWER. The outstanding Principal Sum evidenced by this Note may be prepaid in whole, but not in part, only upon and simultaneously with a sale of the Units for which the prior written consent of Lender shall have been received by Borrower (an "Approved Sale"), upon at least ten (10) days' prior written notice to Lender, provided that Borrower pays to Lender at the same time (i) all interest accrued and unpaid on the Principal Sum to and including the date of such payment, (ii) all other sums, if any, then due and payable by Borrower to Lender hereunder and under the Loan Documents. Any


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prepayment prior to April 30, 2001 on a date other than a Payment Date shall, in all events, include interest through the following Payment Date.

                  SECTION 8. LATE CHARGE. If payments of principal and/or interest, or any other amounts due under this Note are not timely made or remain overdue (determined, in the case of the Monthly Shortfall, if any, only after taking into consideration the provisions of Section 4.1(a) above), Borrower shall pay to Lender, promptly on demand, in order to compensate Lender for expenses incurred by reason of such late payment (and in addition to all other sums payable hereunder), a late payment fee equal to four percent (4%) of each delinquent payment. Such late payment fee shall be in addition to, and shall in no way limit, any and all other rights and remedies provided for in this Note or in the Loan Documents which secure this Note, as well as any and all remedies provided by law.

                  SECTION 9. BORROWER'S WAIVERS. Borrower, for itself and its successors and assigns and any endorsers and guarantors of this Note from time to time, hereby waives presentment for payment, demand, notice of dishonor, protest, notice of protest and any other notice Borrower may lawfully waive and any and all lack of diligence or delays in the collection or enforcement hereof, and waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisal, exemption and homestead rights now provided or which may hereafter be provided by any federal or state statute, including, but not limited to, exemptions provided or allowed under the Bankruptcy Reform Act of 1978, as amended, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof. Borrower consents to any extension of time of payment hereof, release of all or any part of the security for the payment of this obligation, and release of any party liable for payment of this obligation, by Lender, from time to time, and any such extension or release may be made without notice to any party and without discharging any party's liability hereunder.

                  SECTION 10. NO WAIVER BY LENDER. No failure on the part of Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                  SECTION 11. WAIVER OF TRIAL BY JURY. BORROWER WAIVES AND COVENANTS THAT BORROWER WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF THIS NOTE OR IN ANY WAY CONNECTED TO THIS NOTE.

                  SECTION 12. GOVERNING LAW. The provisions of this Note shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  SECTION 13. SEVERABILITY. The invalidity, illegality or unenforceability of any provision of this Note shall not affect or impair the validity, legality or enforceability of the


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remainder of this Note, and to this end, the provisions of this Note are declared to be severable.

                  SECTION 14. NOTICES. Any notice, demand, consent, approval, request, direction or other communication (any "Notice") required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

                  If to Borrower:           OAK INVESTORS, LLC
                                            c/o Arlen Capital, LLC
                                            1650 Hotel Circle North, Suite 200
                                            San Diego, CA 92108
                                            Attn: Don Augustine
                                            Telephone No.: 619-686-2002
                                            Facsimile No.: 619-686-2056

                                            with a copy to:

                                            PTG Holdings, Inc.
                                            11 Madison Avenue
                                            New York, NY  10010-3629
                                            Attention:  Mr. David Loo
                                            Telephone No.:  (212) 325-3974
                                            Facsimile No.:  (212) 325-8064

                  If to Lender:             CREDIT SUISSE FIRST BOSTON
                                            MORTGAGE CAPITAL LLC
                                            11 Madison Avenue
                                            New York, New York 10010
                                            Attn: Richard Ortiz
                                            Telephone No.:  (212) 325-3042
                                            Facsimile No. (212) 325-8064

or to such changed address or changed telephone or facsimile number as a party hereto shall designate to the other parties hereto from time to time in writing, provided, however, that notices of change of address, or telephone or facsimile number shall only be effective upon receipt.

         Notices shall be (i) personally delivered (including delivery by Federal Express or other comparable nation-wide overnight courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery (or the first Business Day thereafter if delivered on Saturday, Sunday or a legal holiday) to said offices; (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered three (3) days after the date of deposit in the U.S. Mail; or (iii) sent by means of a facsimile transmittal machine, in which case they shall be deemed delivered (x) on the Business Day so sent, if so sent prior to 4:00 p.m. (based upon the recipient's time) of the Business Day so sent, and (y) on the Business Day following the day so sent, if so sent on a non-Business Day or on or after 4:00 p.m. (based upon the recipient's time) of the Business Day so sent (unless actually received by the addressee on the day so sent), provided that


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any notice sent by facsimile shall be accompanied by a confirmatory notice sent within 48 hours by one of the other methods for the giving of notice set forth in this Section 14.

                  SECTION 15. SUCCESSORS AND ASSIGNS. The provisions of this Note shall bind Borrower and its successors and assigns and inure to the benefit of Lender and its successors and assigns.

                  SECTION 16.       MISCELLANEOUS.

                           16.1     This Note may not be changed, amended,
modified or discharged orally, but only by an instrument signed by Borrower and Lender, and may be waived only by an instrument in writing signed by the party waiving compliance.

                           16.2     If any attorney is engaged:  (i) to collect
or attempt to collect the Principal Sum, the interest thereon or any other payment due Lender hereunder or under the Loan Documents, whether or not legal proceedings are thereafter instituted by Lender; (ii) to represent Lender in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Note; (iii) to protect the lien of the Loan Documents; (iv) to represent Lender in any other proceedings whatsoever in connection with this Note or the Loan Documents following an Event of Default, including post judgment proceedings to enforce any judgment; or (v) in connection with seeking an out-of-court workout or settlement of any of the foregoing, then Borrower shall pay to Lender all reasonable costs, attorneys' fees and expenses in connection therewith, in addition to all other amounts due hereunder.

                           16.3     Anything in this Note to the contrary
notwithstanding, in no event shall Borrower be obligated to make any payment of interest or late charges, and in no event shall Lender be entitled to receive payment of any such interest or charges, if and to the extent that such payment would violate any usury laws of the State of New York applicable to this Note. If payment of any such interest or charges is made by Borrower and received by Lender and such payment is in violation of such usury laws, the portion of such payment which exceeds the maximum allowable by or under such usury laws shall not be or be deemed to be interest or late charges, but instead shall be applied in reduction of the Principal Sum.

                  SECTION 17. EVENTS OF DEFAULT. Any of the following shall constitute an "Event of Default" under this Note: (i) if Borrower shall fail to make any payment under this Note as and when due hereunder, (ii) the occurrence of any default under the Pledge or the Security Agreement or (iii) the occurrence of any other default under the Loan Documents, after giving effect to any applicable grace or cure period.

                  SECTION 18. EXCULPATION OF LENDER. Borrower agrees that the obligations, if any, of Lender under or with respect to this Note do not constitute personal obligations of the members, officers or employees of Lender (collectively, the "Released Parties"), and shall not create or involve any claim against, or any personal liability on the part of, any of the Released Parties and that Borrower or any persons claiming by or under Borrower shall look solely to the assets of Lender for satisfaction of any liability of the Released Parties or any of them to Borrower.


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                  SECTION 19.       EXCULPATION OF BORROWER'S MEMBERS. Lender
agrees that the obligations of Borrower under or with respect to this Note do not constitute personal obligations of the members, managers, officers or employees of Borrower or any members, managers, officers or employees of Borrower's Manager (collectively, the "Borrower Released Parties"), and shall not create or involve any claim against, or any personal liability on the part of, any of the Borrower Released Parties and that Lender or any persons claiming by or under Lender shall look solely to the assets of Borrower for satisfaction of any liability of the Borrower Released Parties or any of them to Lender. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Note, or (ii) affect the validity or enforceability of any guaranty securing this Note or any rights or remedies of Lender thereunder.

                  SECTION 20. CONSENT TO JURISDICTION; PROCESS. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. LENDER MAY IN ITS SOLE DISCRETION, ELECT THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, FEDERAL DISTRICT COURT HAVING JURISDICTION OVER NEW YORK COUNTY, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM. IN ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER, SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 14 HEREOF. NOTHING IN THIS SECTION SHALL AFFECT LENDER'S RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW, OR LIMIT LENDER'S RIGHT TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

                  IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the day and year first set forth above.


                                        OAK INVESTORS, LLC,
                                           a Delaware limited liability company

                                        By: Arlen Capital, LLC, Manager


                                            By:
                                                -----------------------
                                                 Name:  Don Augustine
                                                 Title: Manager




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STATE OF CALIFORNIA                 )
                                    )  Section:
COUNTY OF SAN DIEGO)

                  On the ______ day of ____________, 2000, before me personally came Don Augustine, to me known, who, being by me duly sworn, did depose and say that he has an address at 1650 Hotel Circle North - Suite 200, San Diego, California 92108, that he is the Manager of Arlen Capital, LLC, a California limited liability company which is the Manager for Oak Investors, LLC, the Delaware limited liability company described in and which executed the foregoing instrument; that the execution of the foregoing instrument by Arlen Capital, LLC was duly authorized according to the Limited Liability Company Agreement of Oak Investors, LLC; and that he has the authority to and did execute the foregoing instrument as the act and deed of Arlen Capital, LLC, as Manager of said limited liability company.


[notary stamp]
                                          --------------------------------
                                          Notary Public




















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